Exhibit 12
                                                                 Page 1 of 2


                 METROPOLITAN EDISON COMPANY AND SUBSIDIARY COMPANIES
         STATEMENTS SHOWING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        BASED ON SEC REGULATION S-K, ITEM 503
                                 (In Thousands)
         ---------------------------------------------------------------------
                                    UNAUDITED


                                                       Nine Months Ended
                                                  -----------------------------
                                                  September 30,  September 30,
                                                      2001           2000
                                                  -------------  ------------


OPERATING REVENUES                                 $727,075         $628,312
                                                    -------          -------

OPERATING EXPENSES                                  617,519          543,936
  Interest portion of rentals (A)                       462              772
                                                    -------          -------
      Net expense                                   617,057          543,164
                                                    -------          -------

OTHER INCOME AND DEDUCTIONS:
  Allowance for funds used
    during construction                                 491              433
  Other income, net                                  27,282            7,195
                                                    -------          -------
      Total other income and deductions              27,773            7,628
                                                    -------          -------

EARNINGS AVAILABLE FOR FIXED CHARGES
  (excluding taxes based on income)                $137,791         $ 92,776
                                                    =======          =======

FIXED CHARGES:
  Interest on funded indebtedness                  $ 34,449         $ 35,240
  Other interest (B)                                  7,200            6,483
  Interest portion of rentals (A)                       462              772
                                                    -------          -------
      Total fixed charges                          $ 42,111         $ 42,495
                                                    =======          =======

RATIO OF EARNINGS TO FIXED CHARGES                     3.27             2.18
                                                       ====             ====

                                                                 Exhibit 12
                                                                 Page 2 of 2


                 METROPOLITAN EDISON COMPANY AND SUBSIDIARY COMPANIES
         STATEMENTS SHOWING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        BASED ON SEC REGULATION S-K, ITEM 503
                                 (In Thousands)
         ---------------------------------------------------------------------
                                    UNAUDITED





NOTES:

(A) Met-Ed has included the equivalent of the interest portion of all rentals charged to income as fixed charges for this statement and has excluded such components from Operating Expenses.

(B) Includes amount for company-obligated trust preferred securities of $5,512 and $4,818 for the nine month periods ended September 30, 2001 and 2000, respectively.